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                              "C-TEC Letterhead"          Exhibit 99


FOR IMMEDIATE RELEASE
May 11, 1995


Contacts:    C-TEC:   Valerie Haertel (Investor Relations) 609-734-3816
                      Carrie Thorpe (Public Relations) 717-825-1177


             BVT      David Lynn (Vice President) 717-523-1211



C-TEC AND BUFFALO VALLEY ANNOUNCE SIGNING OF DEFINITIVE AGREEMENT


PRINCETON, NJ - C-TEC Corporation (Nasdaq: CTEX) announced today the signing of a definitive agreement with Buffalo Valley Telephone (OTC:BUFF) of Lewisburg, PA to acquire all of its shares for $61 per share, payable either in cash or C-TEC convertible preferred stock. The total value of the transaction is approximately $54.8 million. Buffalo Valley Telephone is a local telephone company operating in territories near Commonwealth Telephone's service areas.


BVT shareholders will have the opportunity to elect to receive cash, convertible preferred stock or a combination thereof in exchange for their BVT shares. Although each shareholder will have the opportunity to indicate their preference for cash or convertible preferred stock, their elections shall be subject to an allocation so that the aggregate consideration paid by C-TEC will be 50 percent in the form of C-TEC convertible preferred stock.


As a condition of the merger, all BVT's currently outstanding preferred stock would be redeemed, at par, effective as of September 1, 1995.


Pursuant to the merger agreement, Buffalo Valley Telephone ("BVT") would become a subsidiary of C-TEC. The closing of the transaction is subject to regulatory approvals, BVT and C-TEC shareholder approvals, a registration statement (with respect to the convertible preferred stock being offered to BVT shareholders) being declared effective by the Securities Exchange Commission and other conditions. Accordingly, there can be no assurance that a transaction will be consummated. The convertible preferred stock will be offered only by means of a prospectus.
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1st add/C-TEC Corporation 5/11/95


David McCourt, C-TEC Corporation's chairman and chief executive officer, said, "Buffalo Valley is a perfect strategic fit with C-TEC in terms of its service areas and long-standing tradition of providing superior customer service. This opportunity will enable us to offer BVT customers the same range of enhanced services and commitment to excellence that we currently provide to our Commonwealth Telephone customers in rapidly growing areas which are similar to BVT's service territory."


James G. Apple, chairman of BVT's board of directors, stated, "The Board believes that the proposed transaction with C-TEC offers BVT's shareholders very favorable value for their BVT shares, a substantial improvement in the income and liquidity of their investment, and significant flexibility for BVT shareholders to select the tax and investment strategy that suits their individual situation."


Buffalo Valley Telephone stock trades publicly over the counter. BVT provides local telephone service to about 17,300 access lines in Union, Northumberland and Snyder counties in central Pennsylvania.


Commonwealth Telephone, a wholly-owned subsidiary of C-TEC, is a full provider of local exchange and long distance telephone service to residential and business customers in Pennsylvania. Commonwealth serves nearly 220,000 access lines and is one of the largest U.S. phone companies to offer 100% digital switching. Commonwealth was the first local exchange carrier in the U.S. to install a commercial fiber optic application and the first to offer Internet access.


C-TEC Corporation, with headquarters in Princeton, NJ is a diversified telecommunications and high-technology company. In addition to being the 20th largest telephone company in the United States, C-TEC is also the nation's 30th largest cable television operator, providing service to over 265,000 customers in New York, New Jersey and Michigan as C-TEC Cable Systems. Other C-TEC business include Commonwealth Long Distance, a long distance telephone provider, Commonwealth Communications, Inc., an international engineering and technical services business, and C-TEC International, Inc. which owns a 40 percent interest in Megacable, Mexico's second largest telephone operation.